Exhibit 10.18
Macrospace Ltd.
Statement of Terms & Conditions of Employment
Statement of Terms and Conditions of Employment

Between:	Macrospace Ltd. (“the Company”), a subsidiary of Sorrent, Inc; and Kristian Segerstrale, 46 Park Mansions, South Lambeth Rd., London SW8 1TW (“the Employee”).
1.	Introduction

This statement sets out the principal terms and conditions applying to your employment with the Company, including all particulars required to be given to you in writing under the Employment Rights Act 1996. The effective date of this Agreement will be the closing date of Sorrent, Inc.’s acquisition of the Company.

2.	Commencement of Employment

2.1	Your employment with the Company commences on the effective date as defined in clause 1 and for the purposes of the Employment Rights Act 1996 it is acknowledged that no employment with any previous employer other than the Company counts as part of your continuous period of employment with the Company.

2.2	Your employment with the Company is conditional on:
•	providing the Company with any documents it requires to establish your right to work lawfully in the UK.

•	disclosure of any criminal convictions which are not spent.
If you fail to produce the required documentation on request, then the Company may terminate your employment without notice or a payment in lieu of notice.

3.	Job Title

3.1	Your job title is Vice President of Production, Macrospace Ltd. reporting to Robert Nashak or such person as may be authorized by the Company and notified to you. Your main duties are as set out in the separate job description. You will be required to carry out all additional duties that are within the context of your job title.

3.2	In addition or as an alternative to your normal duties you may from time to time be required to undertake on a temporary or permanent basis other duties within any department of the Company that are reasonably consistent with your position and within your capabilities as the needs of the Company’s business may require.

3.3	You are not authorised to bind the Company or any other Group Company in any contract for the sale or provision of services or products by them nor are you authorised to enter into lease agreements, loans or other forms of borrowing on behalf of the Company or any other Group Company.

3.4	As a term of your employment you are required to comply with any export regulations that apply to the Company or any Group company.

4.	Hours of Work

4.1	Your normal hours of work are 40 hours per week, Monday to Friday with a one hour break each day for lunch. You will be required to work outside these hours as may be necessary for the proper performance of your duties. You are not entitled to overtime payment or time off in lieu of hours worked outside your normal hours. Lunch breaks and other breaks provided to you will not constitute working time.

4.2	You agree to work such hours over 48 hours per week as are required to carry out your duties. You therefore give consent to waive your right under the Working Time Regulations 1998 to have your working time limited to an average of 48 hours per week over the reference period as it may be defined from time to time. You further agree that, in the event you wish to withdraw your consent given in this sub clause, you will give to the Company three months written notice of the withdrawal of consent.

5.	Place of work

Your employment will be based at Priory House, 6 Wrights Lane, London W8 6TA, United Kingdom. The Company may reasonably require you to carry out your duties on a temporary or permanent basis from other locations within central London. You may be requested to work outside of the United Kingdom from time to time. You will in good faith discuss and negotiate the terms and conditions of such assignment.

6.	Remuneration

6.1	Your basic salary will be ninety thousand (90,000) Pounds Sterling gross in cash per annum subject to all normal deductions. Your salary will be paid monthly in arrears directly into your bank account.

6.2	You will be eligible for a cash bonus of up to 20% of your annual salary, paid pro-rata on a quarterly basis. Bonus payments will be based on the Company’s performance as well as your individual performance, in accordance with the executive bonus plan approved by Sorrent Inc.’s compensation committee as modified from time to time.

6.3	Without prejudice to any other rights open to the Company, you agree that the Company may deduct from any wages due to you, sums representing the value of any Company property lost by you; the cost of repairing any Company property damaged by you or damaged as a consequence of negligence on your part; the amount of any outstanding loans or advances made to you by the Company; any other sums owing from you to the Company; any overpayment of salary, variable compensation such as bonuses or expenses; or payment made to you by mistake or through misrepresentation; and any other sums authorised to be deducted by Section 13 of the Employment Rights Act 1996.

7.	Benefits

At its discretion and subject to your meeting any conditions of eligibility, the Company will contribute to or provide you with health insurance coverage. Details will be provided to you following commencement of employment.

The Company may in its discretion withdraw or amend any particular plan or scheme which has been introduced or substitute it with such other plans or schemes as it considers fit whether such substitute plans or schemes provide equivalent benefits or not. Your participation in these schemes is a benefit in respect of which you may be liable to pay income tax and you should seek personal tax advice if you are unsure of their impact.

The Company reserves the right to terminate your employment at any time during your absence from work even though your entitlement to benefits under medical insurance policies may not have been exhausted at the time of giving notice or of termination.

8.	Pension

The Company will nominate a Stakeholder Pension Scheme to which you may contribute.

9.	Holiday entitlement

9.1	The Company’s holiday year runs from 1st January to 31st December.

9.2	You are entitled to 20 working days’ holiday per holiday year in addition to 8 public holidays. Holiday pay is based on your current basic rate of salary.

9.3	If you start or leave your employment during a holiday year your holiday entitlement for that holiday year will be prorated and is deemed to accrue at the rate of 1.6666 days holiday per complete calendar month worked.

9.4	Holiday not taken during the holiday year cannot be carried forward to the following holiday year (without prior authorisation) and no payment in lieu of untaken holiday will be made.

9.5	On leaving the Company, you will be entitled to holiday pay in respect of any accrued holiday entitlement which you have not taken except where you have been summarily dismissed or leave without giving due notice to the Company. If at the time of leaving you have taken holiday in excess of your accrued entitlement the Company will deduct from your final salary the excess holiday pay that you have received. The Company reserves the right to require you to take, during your notice period, any holiday entitlement which will have accrued to you by the date of termination of your employment, which you have not yet taken.

9.6	Holidays must be taken at times convenient to the Company and must be approved in advance. In particular, except where otherwise agreed you may not take more than 10 consecutive working days as holiday.

10.	Absence due to sickness or injury

10.1	If you are unable to attend work due to sickness or injury you must notify the Company as early as possible on the first day of absence. You should keep your manager regularly informed of your condition and the likely date of your return to work.

10.2	You will be required to complete a self-certification form on your return to work from any absence of up to 7 days (including non working days). If your absence exceeds 7 consecutive days you must provide the Company with a doctor’s certificate as soon as possible after the seventh day of absence. You must provide further doctor’s certificates to the Company as necessary to cover the full period of your continued absence.

10.3	You may be required to undergo a medical examination by a doctor of the Company’s choice during or after any period of absence from work due to 40 sickness or injury or at any time deemed necessary by the Company during your employment. You also authorise your own doctor to provide the Company’s doctor and/or independent medical practitioner with any relevant extracts from your medical notes. This clause is without prejudice to your statutory rights, (including your rights under the Access to Medical Reports Act 1988).

11.	Sick Pay

You will receive Statutory Sick Pay (SSP) for periods of illness in accordance with statute. The Company reserves the right to terminate your employment in accordance with clause 12.4(g).

12.	Termination of Employment

12.1	You will be entitled to receive 4 week’s notice in writing from the Company of the termination of your employment or the Statutory minimum whichever is greater.

12.2	You will be required to give 4 week’s notice in writing if you wish to terminate your employment.

12.3	Nothing in this clause shall prevent the Company from terminating your employment without notice or salary in lieu of notice in the event of gross misconduct or in other appropriate circumstances.

12.4	Without limiting the provisions of clause 12.3, the Company may, by written notice, terminate your employment immediately :
(a)	if you have not performed your duties under this Agreement to the standard required by your line manager; or

(b)	if you commit a serious breach or persistently breach your obligations under this Agreement; or

(c)	if you fail to comply with a lawful instruction given to you by your line manager; or

(d)	if you conduct yourself in such a way, whether in connection with your employment under this Agreement or otherwise, which may, in the opinion of the board of the Company, be harmful to the interests or reputation of the Company or the Group; or

(e)	if you become of unsound mind, are made bankrupt or otherwise insolvent

(f)	if you are convicted of a criminal offence other than a motoring offence; or

(g)	if you are unable to perform your duties of employment for a period or periods exceeding 90 days in aggregate as a result of sickness or injury.
You will not be entitled to damages or any other remedy from the Company in the event that your employment is terminated in accordance with this clause 12.4 or in accordance with clause 12.3.

12.5	The Company may make a payment in lieu of notice should it so wish. This payment will subject to the usual statutory deductions. Whether a payment in lieu of notice is made or not is at the complete discretion of the Company. The Company is not under an obligation to make a payment in lieu of notice and if it fails to do so (especially in circumstances leading to a summary dismissal), any claim you may have will be subject to your duty to take reasonable steps to mitigate your loss.

12.6	Once notice of termination has been given by either you or the Company, the Company may suspend you from the performance of your duties and/or exclude you from any premises of the Company or any other company in the Group and/or require not to make contract with any employees or clients or customers or suppliers of the Company or the Group. During such period the Company may require you to carry out different duties from your normal duties but it is stressed that by virtue of this clause and being placed on garden leave the Company is not obliged to provide you with work. During such period of notice you may not (without limiting any other restriction or prohibition in this Agreement) be engaged or employed by or take up any office or partnership in any other company, firm or business, or trade on your own account without the written permission of the Company/Line Manager.

Salary and other contractual benefits shall continue to be paid or provided despite such suspension and/or exclusion.

12.7	Quite apart from the right to put you on garden leave set out in clause 12.6, the Company may suspend you on full pay pending the outcome of a disciplinary investigation or for health reasons. Whilst on suspension the Company may impose the same conditions as apply to employees on garden leave.

12.8	This employment agreement shall in any event terminate automatically without notice on the last day of the month in which you attain the age of 65 years.

12.9	Upon the Company’s request at any time, and in any event on the termination of your employment, you will immediately deliver up to the Company or its authorised representative, any plans, keys, mobile telephone, security passes, credit cards, customer lists, price lists, equipment, documents, records, papers, computer disks, tapes or other computer hardware or software (together with all copies of the same), and all property of whatever nature in your possession or control which belongs to the Company or any Group Company or relates to its or their business affairs. You will at the Company’s request furnish the Company with a written statement confirming that you have complied with this obligation.

13.	Activities outside working hours

13.1	You are required to devote your full time and attention during normal working hours to the performance of your duties and to act in the best interests of the Company at all times. You must not, at any time during your employment, except with the Company’s prior written permission, undertake any work or be in any way concerned or interested in any business or activity which may in the Company’s opinion adversely affect the proper performance of your duties.

13.2	Nothing in this Clause 13 shall prevent you from holding shares or securities in any company which is quoted listed or otherwise dealt in on any recognized investment exchange or securities market, provided that any such holding shall not exceed 3% of the total shares or other securities in such company.

14.	Confidentiality

14.1	You must not at any time during your employment (except so far as may be necessary for the proper performance of your duties) or after the termination of your employment use for any purpose other than the Company’s business or disclose to any person or body any Confidential Information obtained during your employment. For the purposes of this clause “Confidential Information” means any information of a confidential nature relating to the Company its customers or their business, finances transactions or affairs which belongs to and is of value to the Company or in respect of which the Company owes an obligation of confidence to any third party. Such information includes but is not limited to:
(a)	lists and particulars of the clients and potential clients of the Company;

(b)	any financial information relating to or business plans of the Company;

(c)	information relating to the services and products offered by the Company including but not limited to price lists and contract terms, processes, formulae, and working methods;

(d)	inventions and applications used, owned or employed by the Company for the purpose of its business; and

(e)	any information which is marked as confidential or which you have been told is of a confidential nature or which you might reasonably expect that the Company would regard as confidential.
14.2	You must return to the Company forthwith on termination of your employment or at any time during your employment upon request by the Company any, Confidential Information which is in your possession or under your control in any format (whether prepared by you or any other person and whether stored electronically on paper on audio or audio visual tape or otherwise). You must not retain any copy or extract of such information in any format.

14.3	The obligation in clause 14.1 shall continue to apply after the termination of your employment without limit in point of time, but shall cease to apply to information which has ceased to be confidential or which may have come into the public domain otherwise than through a breach of this clause by you, and shall not apply to information which you are required by law to disclose to a court or regulatory authority.

15.	Copyright and Design Rights

You will promptly disclose to the Company all works in which copyright or design rights may exist which you make or originate either by yourself or jointly with other people during your employment.

Any copyright work or design created by you in the normal course of your employment or in the course of carrying out duties specifically assigned to you, which relate to the affairs of the Company, shall be the property of the Company whether or not the work was made at the direction of the Company, or was intended for the Company and the copyright in it and the rights in any design shall belong absolutely to the Company throughout all jurisdictions and in all parts of the world, together with all rights of registration, extensions and renewal (where relevant).

To the extent that such copyright or design rights are not otherwise vested in the Company, you hereby assign the same to the Company, together with all past and future rights to action relating thereto.

You recognise and accept that the Company may edit, copy, add to, take from, adapt, alter and translate the product of your services in exercising the rights assigned under this clause.

To the full extent permitted by law, you irrevocably and unconditionally waive any provision of law known as “moral rights” including any moral rights you may otherwise have under sections 77 to 85 inclusive of the Copyright Designs and Patents Act 1988 in relation to the rights referred to above.

You agree that you will at the Company’s request and expense, execute such further documents or deeds and do all things necessary or reasonably required to confirm and substantiate the rights of the Company under this clause and despite the termination of this Agreement for any reason.

You agree that you will not at any time make use of or exploit the Company’s property, trade marks, service marks, documents or materials in which the Company owns the copyright or the design rights for any purpose which has not been authorised by the Company.

16.	Inventions

It shall be part of your normal duties at all times to consider in what manner and by what new methods or devices, products, services, processes, equipment or systems of the Company and each Group Company might be improved, and promptly to give to the Company/your Line Manager full details of any invention, discovery, design, improvement or other matter or work whatsoever in relation thereto (“the Inventions”) which you may from time to time make or discover during your employment, and to further the interests of the Company in relation to the same. You hereby acknowledge and agree that the sole ownership of the Inventions and all proprietary rights therein discovered or made by you (whether alone or jointly with others) at any time during your employment shall (subject to any contrary provisions of the Patents Act 1977 and the Copyright Designs and Patents Act 1988 and to any rights of a joint inventor thereof) belong free of charge and exclusively to the Company as it may direct.

All worldwide copyright and design rights in all the Inventions shall be and remain the property of the Company and the provisions of clause 16 above shall apply in relation to the same.

You agree that you will, at any time during your employment or thereafter, at the Company’s expense, do all such acts and things and execute such documents (including without limitation making application for letters patent) as the Company may reasonably request in order to vest effectually any Invention (whether owned by the Company in accordance with this clause or owned by you) and any protection as to ownership or use (in any part of the world) of the same, in the Company or any Group Company, or as the Company may direct, jointly if necessary with any joint inventor thereof, and you hereby irrevocably appoint the Company for these purposes to be your attorney in your name and on your behalf to execute and do such acts and things and execute any such documents as set out above.

You agree that you will not knowingly do or omit to do anything which will or may have the result of imperilling any such protection aforesaid or any application for such protection.

17.	Grievance Procedure

If you have any grievance in relation to your employment you should seek redress by notifying Human Resources in writing. E-mail notification will be accepted.

18.	Disciplinary procedure

In the event that you breach any of the Company rules of conduct or if your behaviour is otherwise considered by the Company to be unsatisfactory you may be subject to the Company’s disciplinary procedure. Application of the procedure is discretionary and is not a contractual entitlement. A copy of the procedure is available from Human Resources.

If you wish to appeal against any disciplinary decision you should do so by letter addressed to the person who took the decision.

The Company reserves the right to suspend you on full pay and benefits for as long as may be reasonably necessary pending the investigation of any disciplinary offence.

19.	Data Protection

The Company holds a personnel file and computer records, which contain data concerning a wide variety of matters. These include matters such as your application, references, bank details, and other personal details. , It is held for the following purposes:
(a)	staff administration;

(b)	accounts and records;

(c)	the provision of management information for business purposes such as marketing activities and corporate and staff planning; and

(d)	to permit the Company to comply with its legal responsibilities.
It may, in certain circumstances, be necessary to:
(a)	transfer these details outside the European Economic Area (“EEA”) where there may be no legislation protecting an individual’s rights relating to personal data; and/or

(b)	make the details available to the Company’s advisers and/or the relevant regulatory authorities.
Where transfers outside the EEA are necessary, the Company has taken, or shall take, the appropriate steps to satisfy itself that the entity to which your data is transferred has in place the appropriate technical and organisational measures to protect your data against unauthorised or unlawful processing and against accidental loss or destruction of, or damage to the data. In all cases, third parties to which your personal data is transferred will be contractually obliged to use the data only for the relevant purpose specified above and not to forward the data to other parties without your consent.

You accordingly agree to the Company’s processing personal data (including sensitive personal data) that relates to and/or identifies you, for the purposes of administering this Agreement, reviewing your performance, maintaining appropriate employee records, providing references in relation to you, and managing its business. In particular, by signing this Agreement, you consent to the transfer of such data at any time both outside the EEA and/or to potential purchasers of or contractors for all or part of its business, and/or to the Company’s advisers and/or the relevant regulatory authorities and/or to third parties who administer the Company’s payroll or benefits schemes.

20	Monitoring

20.1	The Company may undertake monitoring for the following purposes:
(a)	to prevent/detect breaches of obligations to the Company, its clients, and employees;

(b)	to prevent/detect crime or apprehend/prosecute offenders;

(c)	to ensure a safe and secure working environment; or

(d)	to provide supporting evidence in disciplinary/capability proceedings,

20.2	The following types of monitoring may take place:
(a)	email monitoring (including accessing and retrieving live and deleted emails and the maintenance of a log). The destination,volume, and content of all emails will be monitored.

(b)	Internet monitoring (including the maintenance of a log of websites accessed). Websites visited and the duration spent on the internet will be monitored

(c)	Company mobile telephone monitoring (including the maintenance of a log)

(d)	Security access monitoring (by the maintenance of a log recording presence on site)

(e)	Use of computer systems, including intranet and time recording (by the maintenance of a log)
20.3	Monitoring records will only be retained for as long as necessary to fulfil their purpose.

20.4	Exceptionally, the Company reserves the right to undertake covert monitoring at appropriate times. Covert monitoring will only be carried out in accordance with the provisions of the Data Protection Act 1998.

20.5	By signing their contract of employment you confirm that you understand and acknowledge that the Company may monitor your activities in the ways described.

21.	Expenses

The Company will reimburse you for all reasonable expenses that have been properly incurred by you in the performance of your duties in accordance with the Company’s travel and expense policy and approved in advance. You must provide appropriate receipts or other evidence of expenditure to support any claim for reimbursement of expenses. Such receipts and evidence must be submitted on a timely basis and regularly to be eligible for reimbursement.

22.	Collective Agreements

There are no collective agreements that affect the terms and conditions of your employment.

23.	Entire Agreement

Other than any written agreements specifically contemplated by the Exchange Agreement governing the acquisition of the Company by Sorrent Inc., this statement of terms and conditions constitutes the entire agreement between you and the Company and is in substitution for all previous terms and conditions of employment between the Company and yourself whether given verbally or in writing all of which are deemed to be terminated by mutual consent.

24.	Variations

The Company reserves the right to make reasonable changes to your terms of employment to take account of changes in employment practice, changes in the law and the Company’s operational requirements, such changes may be implemented after the month’s written notice to you from time to time.

25.	Definition of Group

In this contract “Group” means the Company and any company which is a subsidiary or holding company of it from time to time, or which is from time to time a subsidiary of any such holding company, the terms “subsidiary” and “holding company” for this purpose have the meanings given to them in section 736, Companies Act 1985.

26.	Waiver

Any delay in enforcing rights under this Agreement by either party does not constitute a waiver of those rights.

Any waiver of rights under this Agreement will only be effective if it is in writing signed by the party waiving their rights. Any such waiver will not constitute a waiver of any other term of this Agreement nor will it be effective in respect of a subsequent breach of the same term of this Agreement.

27.	Law

Your contract of employment with the Company (of which this statement forms part) shall be governed by and construed in all respects in accordance with the laws of England and Wales. You and the Company each irrevocably submit to the non-exclusive jurisdiction of the English Courts.
Please indicate your acceptance of the terms and conditions of your employment as set out in this statement by signing the duplicate of this statement and returning it.
Executed as a Deed by Macrospace Ltd.
acting by
/s/ L. Gregory Ballard
Director
/s/ Shukri Shammas
Director/Secretary
/s/ Tareq Naqib
Executed as a Deed by the Employee /s/ Kristian Segerstrale
in the presence of
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Name [ILLEGIBLE]
Address [ILLEGIBLE]
Occupation [ILLEGIBLE]